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PRESS RELEASE
From: UniHolding Corp.
New York, New York

                                               For Further Information:
                                               Melanie Stapp (New York)
                                               (212) 219 9496
                                               Bruno Adam (Geneva, Switzerland)
                                               + (41) (22) 909 77 77

FOR IMMEDIATE RELEASE IN THE US
November 16, 1995

                    UNIHOLDING CORP. ANNOUNCES ADJUSTMENTS TO
    ITS CAPITAL STRUCTURE AND THE DECISION TO REGISTER ALL OUTSTANDING SHARES

New York, New York, November 16, 1995 -- UniHolding Corp. (NASDAQ: UHLD) announced today that it intends to implement a four-to-one reverse split of its common stock and decrease its authorized shares from the present 60 million to 20 million. Further, the Company intends to begin preparation of a Registration Statement on Form S-1 to register all of the shares of Common Stock currently outstanding (which after giving effect to the four-to-one reverse split will amount to approximately 6.1 million shares) and to file the Registration Statement with the Securities & Exchange Commission in the near future.

First, the Company will seek implement the capital structure change by amending its Articles of Incorporation through the issuance of an Information Statement to its shareholders of record upon SEC approval in accordance with the Securities Exchange Act of 1934. The Company expects that the changes may become effective on or around December 31, 1995. Such changes will benefit the Company by greatly reducing its Delaware franchise tax and by reducing its shareholder maintenance expenses.

Second, the Company will prepare and file a Registration Statemant on Form S-1. Because of preparation time and the review process, the Company expects that the registration may become effective between 60 and 90 days from now.

UniHolding Corp. owns Unilabs Group Limited which provides laboratory testing services in the United Kingdom and Switzerland through its principle operating subsidiaries, United Laboratories Limited (UK) and Unilabs SA (Switzerland). UniHolding also owns laboratories in Italy and Spain.

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